Exhibit 10.58(b)

SEPARATION AGREEMENT, TRANSITION AGREEMENT AND

GENERAL RELEASE

This Separation Agreement and General Release (hereinafter “Agreement’) is by and between Allied Van Lines, Inc., North American Van Lines, Inc., SIRVA, Inc., its subsidiaries and their subsidiaries (hereinafter the “Company”) and Joan Ryan (hereinafter “Employee”).  The effective date of this Agreement shall be the first date on which all parties have executed it and the seven day revocation period has expired (“Effective Date”).

WITNESSETH:

WHEREAS, Employee wishes to resign her employment with the Company;

WHEREAS, Employee and the Company wish to effectuate a final resolution of all matters relating to Employee’s employment and the termination thereof.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, Employee and the Company agree as follows:

1.                                       Resignation as Senior Vice President and Chief Financial Officer of SIRVA, Inc.  Employee hereby agrees to resign her position as Senior Vice President and Chief Financial Officer of SIRVA, Inc. and all other titles and committee positions as of the Effective Date.  On and after such resignation through June 30, 2006, Employee shall have the job title “Financial Consultant,” and Employee’s employment shall terminate effective June 30, 2006.

2.                                       Salary Continuation, Bonus Eligibility, Severance and PTO.  The Company shall continue to pay Employee at her current regular base salary (less applicable payroll withholding taxes) through the Effective Date.  During the period beginning on the day after the Effective Date through June 30, 2006 (the “Salary Continuation Period”), the Company shall pay Employee $375,000 in bi-weekly installments (less applicable payroll withholding taxes). Employee agrees that she will execute the General Release attached hereto as Exhibit A at the end of her Salary Continuation Period and acknowledges that her continued employment through June 30, 2006, and the other promises contained herein, are adequate consideration for that General Release.  As soon as practical after the Effective Date, Employee will be paid her earned but unused PTO days at her current regular base salary and any reimbursements for expenses per Company policy.  Pursuant to the terms and conditions of the Management Incentive Plan maintained by the Company applicable to the year 2005, Employee acknowledges and agrees that she shall not be eligible for any payment thereunder and that the consideration set forth in this Agreement is in lieu of any payments she may otherwise be entitled to thereunder.  Employee further acknowledges that the salary continuation benefits and severance benefits provided under this Agreement are in lieu of any severance benefits to which she otherwise may be or become entitled.

3.                                       SIRVA Group Benefits Plan.  In further consideration of her execution of this Agreement the Company will:  (i) through the Effective Date, continue all of Employee’s benefits previously elected under the SIRVA Group Benefits Plan; and (ii) during the Salary Continuation Period, continue Employee’s benefits previously elected under the SIRVA Group Benefits Plan, excluding Employee’s car allowance and paid time off.  Employee’s COBRA benefits continuation period shall begin immediately after the end of the Salary Continuation Period.

4.                                       Option Awards.  All options on Company stock awarded to Employee shall be governed by the current terms of the applicable plans and award agreements, including the SIRVA, Inc. Stock Incentive Plan and the SIRVA, Inc. Omnibus Stock Incentive Plan, as appropriate.  Employee acknowledges that she will not receive any additional stock option or other equity-based awards during the Salary Continuation Period; provided that all previously awarded options shall continue to vest according to the current vesting schedule during the Salary Continuation Period.  Section 5.10 of the SIRVA, Inc. Omnibus Stock Incentive Plan shall remain applicable.  Notwithstanding any other provision of those plans and award agreements (and documents relating thereto), or of this Agreement, all of Employee’s stock options that have or would have vested on or before June 30, 2006 shall vest immediately upon termination of Employee’s employment without Cause, as defined below, prior to June 30, 2006.

5.                                       No Authority.  Employee acknowledges that effective as of the Effective Date: (i) she shall have no authority to bind the Company to any contracts or commitments and she will not create any obligation for the Company or bind or attempt to bind the Company in any manner whatsoever, (ii) she shall have no supervisory or managerial responsibility or authority, and (iii) she shall be involved in the activities of the Company only as may be requested by a member of the Board of Directors, Brian Kelley or his designee as outlined below in Paragraph 7.

6.                                       Duty to Cooperate.  Employee agrees to cooperate fully, subject to reimbursement by the Company of reasonable out-of-pocket costs and expenses with the Company and its counsel with respect to any matter (including any litigation, investigation, independent review or governmental proceeding), which relates to matters with which Employee was involved during the term of her employment with the Company.  Such cooperation shall include appearing from time to time at the offices of the Company or the Company’s counsel, auditors or other agents or consultants of the Company for conferences and interviews and in general providing the officers of the Company and its counsel, auditors or other agents or consultants of the Company with the full benefit of Employee’s knowledge with respect to any such matter.  Employee agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties.   If and to the extent that such time exceeds 20 hours after the Salary Continuation Period ends, Employee shall be compensated for such time at the rate of $190.00 per hour.

7.                                       Responsibilities during Salary Continuation Period, Death.  Employee will remain employed during the Salary Continuation Period to provide such assistance and information in matters of high-level special projects and financial oversight, and transition, as Brian Kelley or his designee may reasonably request.  Employee agrees to be available to take on such projects as needed by the Company.  Employee will provide such assistance and information and perform such projects in a cooperative and prompt manner and use her reasonable best efforts to assist in these endeavors, but her total hours worked for Company during the Salary Continuation Period shall not exceed 500 in the aggregate.  The expectation is that more assistance will be requested during an initial transition period than times thereafter.  Employee acknowledges that she will remain subject to all Company policies during the Salary

Continuation Period and, in particular, those governing the conduct of employees.  The Company reserves the right to terminate Employee’s employment for Cause (as defined below) prior to June 30, 2006, in which case the Company’s obligation to provide any further salary continuation or severance pay and benefits shall cease.  In accordance with the procedures hereinafter set forth, discharge for Cause shall be communicated by a Notice of Termination to Employee.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated and (iii) specifies the termination date, which may be as early as the date of the giving of such notice.  No purported termination of Employee’s employment for Cause shall be effective without a Notice of Termination.   “Cause” shall mean (i) the continued failure of the Employee substantially to perform the duties of his or her employment for the Company or any Subsidiary (other than any such failure due to the Employee’s physical or mental illness) after a demand for substantial performance has been delivered in writing to the Employee by the executive to whom the Employee reports or by the Board, which demand identifies the manner in which such executive or the Board, as the case may be, believes that the Employee has not substantially performed such duties, (ii) the Employee has engaged in or is engaging in serious misconduct that has caused or is reasonably expected to result in material injury to the Company or any of its Subsidiaries or Affiliates, or (iii) the Employee’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony. Section 5.10 of the SIRVA, Inc. Omnibus Stock Incentive Plan shall remain applicable.  Additionally, Employee acknowledges that if she is terminated for Cause all unvested and unexercised vested options shall be immediately forfeited and canceled as of the date of such termination.

8.                                       Return of the Company’s Property.  All notes, reports, sketches, plans, books, keys, credit cards, unpublished memoranda or other documents or property which were created, developed, generated or held or controlled by Employee and which concern or are related to the Company’s business, are the property of the Company and will be promptly returned to the Company by the Effective Date; provided, however, Employee may retain and use such materials as needed solely to fulfill her responsibilities as described in paragraph 7 above, with such retained materials to be returned to the Company no later than June 30, 2006.

9.                                       Nondisclosure.  Employee shall not disclose or cause to be disclosed the terms of this Agreement or the negotiations leading to it to any person (other than Employee’s spouse and tax and legal advisors), without the written consent of the Company.  Notwithstanding the foregoing, Employee may disclose the terms of this Agreement if the Company discloses the terms or contents of this Agreement (and if the Company discloses the terms or contents of this Agreement, it shall provide Employee with prior written notice); and Employee may disclose the terms of this Agreement pursuant to the order of a court or governmental agency of competent jurisdiction or as otherwise required by law, or for purposes of securing enforcement of the terms and conditions of this Agreement.

10.                                 No Adverse Comments.  Except pursuant to Paragraph 6, Employee shall at no time make, issue, release or authorize any written or oral statements, derogatory or defamatory in nature, about the Company or its current or former directors, officers or employees.  No member of the Company’s Board or Senior Management Team (defined as the Chief Executive Officer

(“CEO”), his or her direct reports, and the Human Resources staff) shall at any time make, issue, release or authorize any written or oral statements, derogatory or defamatory in nature, about the Employee.  Employee and the Company agree that any press releases, internal communications and other announcements issued regarding Employee’s change in position with the Company and/or Employee’s separation from the Company shall be in the form attached to this Agreement as Exhibit B, or otherwise as is mutually agreeable. The Company agrees that any securities filings shall be consistent with the statements contained in Exhibit B.  Employee agrees to direct all inquiries by potential future employers to either the Company’s Senior Vice President, Human Resources or the CEO, who, if contacted, will only (a) provide Employee’s dates of employment, salary and job title; and (b) state that Employee and the Company parted amicably and on terms mutually acceptable to Employee and the Company.  If the Company is asked for additional information, the response shall be that the Company policy prohibits the provision of additional information orally, and that a letter has been provided to Employee.  The Company further will provide Employee a signed reference letter on or about the Effective Date on Company letterhead and signed by the current CEO, in the form attached to this Agreement as Exhibit C.  Notwithstanding any other provision of this Agreement, no party is prohibited from testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law or as requested by any government agency.

11.                                 Release, Discharge, Waiver and Covenant Not to Sue.  For and in consideration of the mutual covenants provided in this Agreement, Employee on behalf of herself and her heirs, executors, administrators, and assigns:

(a)                                  does hereby fully release and discharge the Company and its current or former officers, directors, employees, attorneys, agents, subsidiaries, affiliates, related organizations, successors and assigns from, and

(b)                                 does hereby fully waive any obligations of the Company, such persons or entities for any or all sums of money, accounts, actions, causes of action, claims and demands based upon or arising by reason of any damage, loss, injury or entitlement regardless of source or nature, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Employee or her heirs, executors, administrators, or assigns in consequence of, arising out of, or in any way related to Employee’s employment, or termination of employment, with the Company or any of its affiliates, including her resignation as Senior Vice President and Chief Financial Officer of SIRVA, Inc. and her agreement to resign from employment with the Company on June 30, 2006.  The foregoing release and discharge and waiver includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (the “ADEA”), the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Illinois Human Rights Act, or

the laws of any state, municipality or other political entity, and/or any claims under any express or implied contract which Employee, her successors or assigns or representatives may claim existed with the Company.  This release, discharge and waiver expressly includes all claims, and any obligations or causes of action arising from such claims, that could have been raised in state or federal court or with a state, federal or municipal agency or entity.  This release, discharge and waiver applies to any matters arising from events, acts or omissions occurring on or prior to the date Employee signs this Agreement.

Excluded from this release are any claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies, the right to enforce the terms of this Agreement, future claims and claims for vested benefits under the Company’s pension and 401(k) plans.  Employee does, however, waive Employee’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Employee’s behalf.  Employee represents and warrants that Employee has not filed any complaint, charge, or lawsuit against the Company with any government agency or any court.

In addition, Employee agrees never to sue the Company in any forum for any claim covered by the above waiver and release language, except that Employee may bring a claim under the ADEA to challenge this Agreement.  If Employee violates this Agreement by suing the Company, other than under the ADEA, Employee shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit.

The Company hereby releases and forever discharges Employee from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which it ever had, now has, regarding any matter arising on or before the date of the execution of this Agreement, except that this release does not prohibit shareholders from bringing direct or derivative claims against Employee, or Company actions based on facts that are not currently known by the Company’s Board or Senior Management Team and involve fraud, theft or  breach of fiduciary duty by Employee or pursuant to the Federal Securities Laws including, but not limited to, The Sarbanes-Oxley Act.  The Company represents and agrees that it has not filed any lawsuits against Employee or filed or caused to be filed any charges or complaints against Employee with any municipal, state or federal agency.

12.                                 Indemnification.  The Company agrees that it shall indemnify, defend and hold harmless Employee, to the full extent allowed by the Company’s By-Laws as in effect as of December 31, 2004 (including advancement of attorneys’ fees, costs, and other expenses), for Employee’s actions taken on behalf of the Company and/or in executing Employee’s duties in the course of her employment and other positions held with the Company.  The Company further agrees to maintain Directors and Officers insurance at a reasonable and customary level, including Employee as an insured party for claims relating to actions taken during Employee’s employment with the Company as Senior Vice President and Chief Financial Officer.

13.                                 Exclusive Payments.  The payments outlined in this Agreement to be made to Employee will be considered as fulfilling all compensation obligations to Employee of the Company, including but not limited to salary, vacation, benefits, bonuses and any other payments or benefits from the Company, except that nothing in this Agreement shall be construed to waive any rights to vested pension or 401(k) benefits.

14.                                 Severability.  The terms and provisions of this Agreement shall be deemed separable, so that if any term or provision is deemed to be invalid or unenforceable, such term or provision shall be deemed deleted or modified so as to be valid and enforceable to the full extent permitted by applicable law.

15.                                 Entire Agreement.  The terms of this Agreement constitute the entire agreement between Employee and the Company, and supersede any prior agreement executed between Employee and the Company including, but not limited to the Agreement dated December 6, 2002, and any prior agreement executed between Employee and Company to the extent the prior agreement is inconsistent with this Agreement.  Notwithstanding the foregoing, the provisions of the SIRVA Confidentiality, Proprietary Rights and Non-Solicitation Agreement, executed by Employee on February 16, 2003, shall remain in full force and effect, except that Section 4.1 of that agreement (at-will employment) is modified by this Agreement. Additionally, Section 2 of that agreement is modified to prohibit Employee, during the twelve (12) month period after the Salary Continuation Period, from working for on behalf of any Agent of Allied Van Lines, North American Van Lines or Global Van Lines or on behalf of any Association, Organization or groups of Agents representing Allied Van Lines, North American Van Lines or Global Van Lines including, but not limited to, Allied Agents Association and North American Agents Association. The Company represents and warrants that the undersigned has full authority to bind the Company to all provisions of this Agreement.

16.                               Governing Law, Forum and Enforcement.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Illinois.  The parties agree that the state and federal courts located in the State of Illinois shall have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Agreement, and submit to the personal jurisdiction of such courts, consent to the service of process in connection with any action, suit or proceeding, against Employee, and waive any objections to jurisdiction, venue or service of process.  The parties further agree that in any such action, suit or proceeding, the prevailing parts shall be awarded her  or its attorneys’ fees and costs.

17.                                 Successors and Assigns.  This Agreement shall inure to the benefit of and may be enforced by the parties to this Agreement and shall be binding upon Employee, Employee’s executors, administrators, legatees, or any other successor in interest and upon the Company, its successors and any assignee or transferee of or successor to all or substantially all of the business or assets of the Company, and may not be amended, in whole or in part, except in writing signed by a duly authorized officer of the Company and Employee.

18.                                 Compliance with Laws.  Employee has represented and hereby affirms that Employee has disclosed to Company all information in Employee’s possession or within Employee’s knowledge concerning any conduct involving Company, or any of its affiliates, employees, officers, directors or agents that Employee has any reason to believe involves any false claims to the United States or is or may violate Company policy or any law.

19.                                 Knowing and Voluntary.  Employee acknowledges and recites that:

(a)                                  Employee enters into this Agreement knowingly and voluntarily;

(b)                                 Employee has read and understands this Agreement in its entirety;

(c)                                  Employee has been advised and directed orally and in writing (and this Paragraph c constitutes such written direction) to seek legal counsel and any other advice she wishes with respect to the terms of this Agreement before executing it and Employee acknowledges that she has had the advice of counsel in considering its terms;

(d)                                 Employee’s execution of this Agreement has not been forced by any employee or agent of the Company, and Employee has had an opportunity to negotiate about the Agreement’s terms;

(e)                                  Employee has been offered 21 calendar days after receipt of this Agreement to consider its terms before executing it;

(f)                                    That the payments and benefits listed in paragraphs 1, 2, 3 and 4 constitute additional consideration to which Employee is entitled by virtue of this Agreement only.

20.                                 Revocation.  Employee shall have seven days from the date of her signature below  to revoke this Agreement by providing written notice of the revocation to the Company’s Senior Vice President, Human Resources, Todd Schorr, in which event this Agreement shall be unenforceable and null and void.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

Joan Ryan		SIRVA, Inc.

/s/ Joan Ryan		By:	/s/ John Dupuy
Dated:	January 21, 2005	Its:	Senior Vice President, Specialized
Transportation and Corporate Development
		Dated:	January 21, 2005